QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.18

[FORM OF SUPPLEMENTAL INDENTURE FOR
10 1/4% NOTES DUE 2006]

SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE, effective as of              , 2003, by and between GRUPO TMM, S.A., a corporation duly organized and existing under the laws of the United Mexican States (the "Company"), having its principal business office at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 México, D.F., and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee"), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286.

W I T N E S S E T H:

        WHEREAS, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") and the Trustee previously entered into an Amended and Restated Indenture (the "Amended Indenture"), dated as of January 25, 2001 to the Indenture, dated as of November 26, 1996, providing for the issuance of an aggregate principal amount of $200,000,000 of 10 1/4% Notes due November 26, 2006 (the "Notes");

        WHEREAS, the Company and the Trustee executed a Supplemental Indenture to the Amended Indenture (together with the Amended Indenture, the "Indenture"), dated as of December 26, 2001, evidencing the Company's assumption of the obligations of TMM under the Amended Indenture and the Notes;

        WHEREAS, Section 10.2 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of not less than a majority in aggregate principal amount of the Outstanding Notes, except for certain specific events which require the consent of all Holders of the Notes;

        WHEREAS, the Company undertook an exchange offer and consent solicitation (the "Exchange Offer") pursuant to a prospectus dated                         , 2002, offering to exchange the Holders' Notes for new securities of the Company and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Second Supplemental Indenture (the "Amendments");

        WHEREAS, the Company has received through the Exchange Offer the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Second Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized:

        WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

        WHEREAS, pursuant to Section 10.2 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE 1.
Amendments

        Section 1.01    Indenture Amendments.    The Indenture is hereby amended as follows:

          (a)  The table of contents of the Indenture is amended by (i) deleting each of the definitions that are listed in subsection (b) below under the heading "Definitions" in Section 1.01; (ii) replacing the heading "Existence" in Section 5.4 with the heading "[intentionally omitted]"; (iii) replacing the heading "Maintenance of Properties; Insurance" in Section 5.5 with the heading "[intentionally omitted]"; (iv) replacing the heading "Payment of Taxes" in Section 5.6 with the heading "[intentionally omitted]"; (v) replacing the heading "Limitation on Restricted Payments" in Section 5.12 with the heading "[intentionally omitted]"; (vi) replacing the heading "Limitation on Transactions with Affiliates" in Section 5.13 with the heading "[intentionally omitted]"; (vii) replacing the heading "Limitation on Indebtedness" in Section 5.14 with the heading "[intentionally omitted]"; (viii) replacing the heading "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" in Section 5.15 with the heading "[intentionally omitted]"; (ix) replacing the heading "Change of Control" in Section 5.16 with the heading "[intentionally omitted]"; (x) replacing the heading "Limitation on Liens" in Section 5.17 with the heading "[intentionally omitted]"; (xi) replacing the heading "Restriction on Asset Dispositions" in Section 5.18 with the heading "[intentionally omitted]"; (xii) replacing the heading "Limitation on Sale and Leaseback Transactions" in Section 5.19 with the heading "[intentionally omitted]"; (xiii) replacing the heading "Limitation on Issuance of Guarantees by Restricted Subsidiaries" in Section 5.20 with the heading "[intentionally omitted]"; (xiv) replacing the heading "Restriction on Investment Activity" in Section 5.21 with the heading "[intentionally omitted]"; and (xv) replacing the heading "Successor Corporation" in Article Eleven and the subheadings thereunder with the heading "[intentionally omitted]".

          (b)  Section 1.1 of the Indenture is amended to delete the following definitions:

          "Acquired Indebtedness"

          "Additional Liens"

          "Affiliate Transaction"

          "Asset Disposition"

          "Attributable Debt"

          "Average Life"

          "Capitalized Lease Obligation"

          "Capital Stock"

          "Cash Equivalents"

          "Change of Control"

          "Consolidated Amortization Expense"

          "Consolidated Cash Flow Available for Interest Expense"

          "Consolidated Debt Service Coverage Ratio"

          "Consolidated Depreciation Expense"

          "Consolidated Income Tax Expense"

          "Consolidated Interest Expense"

          "Consolidated Net Income"

          "Consolidated Net Tangible Assets"

          "Consolidated Net Worth"

          "CPO Trustee"

          "Disqualified Stock"

          "Excess Proceeds"

          "Existing Liens"

          "Group"

          "Incurrence"

          "Interest Swap Obligations"

          "Investment"

          "Net Cash Proceeds"

          "Net Cash Proceeds Offer"

          "Net Cash Proceeds Offer Amount"

          "Net Cash Proceeds Purchase Date"

          "Offer"

          "Permitted Investment"

          "Purchase Money Liens"

          "Refinancing Indebtedness"

          "Repurchase Date"

          "Restricted Payments"

          "Restricted Subsidiary"

          "Subsidiary"

          "surviving Entity"

          "transfer"

          "Wholly-Owned Subsidiary"

        (c)    The definition of "Affiliate" set forth in Section 1.1 of the Indenture is amended by deleting the last sentence of such definition.

        (d)    The definition of "Bankruptcy Law" set forth in Section 1.1 is deleted and replaced with the following text: "Bankruptcy Law" means any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law.

        (e)    The definition of "Indebtedness" set forth in Section 1.1 of the Indenture is amended by (A) deleting the second sentence of such section and (B) deleting the phrase "or any Restricted Subsidiary" from the last sentence of such section.

        (f)    Section 2.3 of the Indenture is amended by deleting the following two paragraphs from the Form of Reverse of Note:

    "The Indenture provides that, in the event of a Change of Control (as defined in the Indenture), the Company will be obligated to offer to purchase 100% of the aggregate principal amount of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon.

    The Indenture provides that, subject to certain conditions and limitations, in the event of certain asset sales, the Company will be obligated to offer to purchase on a pro rata basis Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon with the excess net cash proceeds of such asset sale."

        (g)    Section 3.1 of the Indenture is amended by deleting the references to Sections 5.16 and 5.18 from such section.

        (h)    Article 5 of the Indenture is amended by deleting the text of Sections 5.4, 5.5, 5.6, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20 and 5.21 in their entirety and inserting in lieu thereof "[intentionally omitted]".

        (i)    Section 6.1 of the Indenture is amended by (A) deleting subsections (3), (5), (6), (7) and (8) thereof in their entirety and inserting in lieu thereof "[intentionally omitted]" and (B) deleting the word "other" before the word "covenant" in subsection (4) thereof.

        (j)    Section 7.5 of the Indenture is amended by deleting the phrase "other than an Event of Default under subparagraph (3) of Section 6.1".

        (k)    Section 7.6 of the Indenture is amended by deleting from the fourth paragraph of such section the phrase "an Event of Default specified in Section 6.1(6) or (7) occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

        (l)    Article 11 of the Indenture is amended by deleting such section in its entirety and inserting in lieu thereof "[intentionally omitted]".

        (m)    Section 12.1 of the Indenture is amended by deleting from the third from the last paragraph thereof references to Section 5.4.

        Section 1.02    Waiver.    The restrictions on Asset Sales by the Company set forth in Section 5.18 of the indenture are expressly waived in respect of the Company's recent divestiture of the Ports Division, the net proceeds of which were used for any purposes other than as prescribed in Section 5.18.

        Section 1.03    Mutatis Mutandis Effect.    The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

ARTICLE 2.
Miscellaneous

        Section 2.01    Effect of the Supplemental Indenture.    This Second Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

        Section 2.02    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 2.03    Trustee Makes No Representation.    The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

        Section 2.04    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction thereof.

        Section 2.05    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first stated above.

GRUPO TMM, S.A.
By:
Name: Jacinto Marina Cortés
Title: Chief Financial Officer
THE BANK OF NEW YORK, as Trustee,
By:
Name:
Title:

QuickLinks

  Exhibit 4.18